Exhibit 99.3

Summary of Amended and Restated Stockholders’ Agreement

The Amended and Restated Stockholders’ Agreement dated as of May 1, 2006 among Commercial Markets Holdco, Inc. (“Holdco”), Marga B.V. (“Marga” or “Unilever”) and JohnsonDiversey Holdings, Inc. (“JDH”) relates to, among other things:

•	restrictions on the transfer of JDH’s shares held by the stockholders;

•	JDH’s corporate governance, including board and committee representation and stockholder approval provisions;

•	the put and call options and rights of first offer and refusal with respect to shares held by Marga B.V.;

•	certain payments to Marga B.V. as described below; and

•	various other rights and obligations of JDH and its stockholders, such as provisions relating to delivery of and access to financial and other information, payment of dividends and indemnification of directors, officers and stockholders.

Marga B.V.’s obligations under the Amended Stockholders’ Agreement are guaranteed by Unilever N.V.

Put and Call Options. Under the Amended Stockholders’ Agreement, at any time after May 3, 2008, Unilever has the right to require JDH to purchase the shares then beneficially owned by Unilever. JDH has the option to purchase the shares beneficially owned by Unilever at any time after May 3, 2010. Any exercise by JDH of its call option must be for at least 50% of the shares beneficially owned by Unilever. Any exercise by Unilever of its put option must be for all of its shares.

Before May 3, 2010, JDH’s obligations in connection with a put by Unilever are conditioned on a refinancing of the Company’s and JDH’s indebtedness, including indebtedness under the Company’s senior subordinated notes and the Company’s senior secured credit facilities. In connection with the put, JDH must use its reasonable best efforts prior to May 3, 2009, and its best efforts after that date, to consummate a refinancing and may be required to purchase less than all of the shares subject to the put under some circumstances. If JDH purchases less than all of the shares subject to a put, Unilever may again put its remaining shares after a specified suspension period.

Following the exercise by Unilever of its put rights, if JDH fails to purchase all of Unilever’s shares for cash by May 3, 2010, it must issue a promissory note to Unilever in exchange for the remaining shares. The maturity date of the promissory note will be either 90 days or one year after its issuance, depending on the level of Unilever’s ownership interest in JDH at that time. The terms of the promissory note will provide Unilever with rights similar to its rights as a stockholder under the Amended Stockholders’ Agreement, including board representation, veto and access and informational rights. The promissory note will contain various subordination provisions in relation to the Company’s and JDH’s indebtedness.

If, after May 3, 2010, Unilever has not been paid cash with respect to its put option, Unilever may also:

•	require JDH to privately sell Unilever’s shares or other shares of JDH’s capital stock to a third party; and

•	require JDH to sell its Japan businesses or any other business or businesses that may be identified for sale by a special committee of JDH’s board of directors. The special committee is required to identify such other business or businesses after May 3, 2009 and prior to May 3, 2010 and to engage an investment banking firm to assist it with such identification and evaluation.

The exercise of these remedies, other than sales of Unilever’s shares, is subject to compliance with the agreements relating to the Company’s and JDH’s indebtedness.

The price for JDH’s shares subject to a put or call option will be based on JDH’s enterprise value at the time the relevant option is exercised, plus its cash and minus its indebtedness.

JDH’s enterprise value cannot be less than eight times the EBITDA of JDH and its subsidiaries, on a consolidated basis, for the preceding four fiscal quarters, as calculated in accordance with the terms of the Amended Stockholders’ Agreement. If JDH, Unilever and their respective financial advisors cannot agree on an enterprise value, the issue will be submitted to an independent third-party for determination.

If JDH purchases less than all of the shares beneficially owned by Unilever in connection with the exercise of the put or call option, Unilever may elect to fix the price for its remaining shares not purchased. If Unilever does not elect to fix the price, the price will float and a new price will be determined based on the enterprise value the next time a put or call option is exercised.

Contingent Payments. Under the Amended Stockholders’ Agreement, JDH may be required to make payments to Unilever in each year from 2007 through 2010 so long as Unilever continues to beneficially own 5% or more of JDH’s outstanding shares. The amount of each payment will be equal to 25% of the amount by which the cumulative cash flows of JDH and its subsidiaries, on a consolidated basis, for the period from May 3, 2002, through the end of the fiscal year preceding the payment (not including any cash flow with respect to which Unilever received a payment in a prior year), exceeds:

•	$727 million in 2006;

•	$975 million in 2007;

•	$1,200 million in 2008; and

•	$1,425 million in 2009.

The aggregate amount of all these payments cannot exceed $100 million. Payment of these amounts is subject to compliance with the agreements relating to JDH’s and the Company’s senior indebtedness including, without limitation, the senior discount notes of JDH, the Company’s senior subordinated notes and the Company’s senior secured credit facilities.

Transfer of Shares. Under the Amended Stockholders’ Agreement, a stockholder controlled by Unilever may transfer its shares of JDH to another entity of which Unilever owns at least an 80% interest, and a stockholder controlled by Holdco may transfer its shares of JDH to another entity of which Holdco owns at least an 80% interest.

In addition, at any time after May 3, 2007, Unilever may sell all, but not less than all, of its shares of JDH to no more than one person (an “Early Sale”), subject to certain restrictions, including, but not limited to, the requirement that all consents and approvals are obtained, the sale not violating or resulting in the termination of the Company’s license agreement with S.C. Johnson & Son, Inc. and the sale not constituting a change of control under the Company’s senior secured credit facilities. Further, the purchaser of the JDH shares from Unilever cannot be a competitor of S.C. Johnson & Son, Inc. and must be approved by Holdco, which approval cannot be unreasonably withheld or delayed. If Unilever sells its shares of JDH to a third party, that third party would be entitled to the same rights and be subject to the same obligations applicable to Unilever under the Amended Stockholders’ Agreement.

From May 3, 2007 through May 3, 2008, prior to commencing an Early Sale, Unilever must notify JDH of its intention to sell its shares and JDH has the right of first offer to purchase the shares beneficially owned by Unilever at the price and on the terms specified by Unilever. If JDH does not elect to purchase the shares, Unilever may commence an Early Sale. Prior to completing that sale, however, Unilever must again offer the shares to JDH, and JDH has a right of first refusal to purchase the shares. The price for the shares under JDH’s right of first refusal would be the price at which the shares are offered to the third-party purchaser plus a premium equal to 3% of that third-party price, with a maximum aggregate premium of $15 million and a minimum aggregate premium of $10 million. The maximum and minimum limitations applicable to the premium are prorated to the extent that JDH had previously purchased shares held by Unilever. The premium would be paid by Holdco. Notwithstanding the foregoing, if Unilever has not notified JDH of its intention to sell its shares pursuant to an Early Sale prior to May 3, 2008, Unilever would be required to first exercise its put option prior to selling its shares to a third party as described in this paragraph.

Purchase of Additional Shares from Holdco. Under the Amended Stockholders’ Agreement, on the earlier of May 3, 2010 and the date on which Unilever sells all of its shares of JDH to JDH or a third party in accordance with the terms of the Amended Stockholders’ Agreement, Unilever will have the right to buy from Holdco that number of class A common shares of JDH (the “Additional Shares”) equal to the lesser of (i) 1.5% of the total outstanding shares of JDH and (ii) the largest whole number of class A common shares, the aggregate value (as determined pursuant to the Amended Stockholders’ Agreement) of which does not exceed $40 million. The purchase price to be paid by Unilever to Holdco for such Additional Shares would be $.01 per share. Unilever may then require the immediate repurchase by Holdco of the Additional Shares at a price determined in accordance with the Amended Stockholders’ Agreement. The obligations to transfer the Additional Shares and repurchase those shares are obligations solely of Holdco.

Corporate Governance. JDH’s board of directors consists of eleven directors, including five independent directors appointed by Holdco. So long as Unilever beneficially owns at least 20% of JDH’s outstanding shares, it is entitled to nominate two directors to JDH’s board of directors. If Unilever beneficially owns less than 20% but at least 5% of JDH’s outstanding shares, it will be entitled to nominate one director. Holdco has agreed to vote its shares of JDH to cause the board of directors to include the directors nominated by Unilever if Unilever satisfies the conditions above. Under the Amended Stockholders’ Agreement, a Unilever director representative will continue to sit on the Compensation Committee of JDH’s board of directors. Unilever has also designated one of its director representatives to be an observer to attend, but not vote at, meetings of the Audit Committee. In addition, the authority of JDH’s board of directors with respect to specified formal bankruptcy or insolvency proceedings will be exercised by a special bankruptcy committee constituted in accordance with the terms of JDH’s bylaws and the Amended Stockholders’ Agreement. The Amended Stockholders’ Agreement and JDH’s certificate of incorporation generally require, with specified exceptions, the approval of stockholders holding more than 90% of JDH’s outstanding shares before JDH or its subsidiaries can affect various transactions, including, among others, transactions relating to:

•	any acquisition or disposition or any joint venture, alliance or capital project having an aggregate fair market value or which will result in aggregate expenditures or payments in excess of (1) $50 million individually, or (2) $10 million individually and $100 million collectively with other transactions entered into in the immediately preceding twelve months;

•	the issuance of any additional shares of capital stock, common stock equivalents, or other equity or equity-related interests;

•	any merger, consolidation or similar business combination or any sale of all or substantially all of the assets or equity or any reorganization or recapitalization having similar effect;

•	a liquidation or dissolution;

•	the purchase or investment of a minority equity investment or investment in the nature of indebtedness with a fair market value or resulting in payments that exceed $10 million;

•	the entering into of any material line of business unrelated to the business of JDH and its subsidiaries as of May 3, 2002;

•	the closing, winding-up, discontinuation or other exiting or termination of any line of business, if such line of business generated more than $5 million of annualized EBITDA;

•	the modification of the policies governing dividends or distributions to JDH’s stockholders or the declaration by JDH of dividends or distributions in violation of that policy;

•	the incurrence of specified types of additional indebtedness;

•	the settlement of any legal proceedings that would impose any material restrictions on the operations of JDH and its subsidiaries or involve amounts in excess of $10 million, except for proceedings covered by insurance;

•	any change in independent registered public accounting firm;

•	specified transactions with affiliates of Holdco, including S.C. Johnson & Son, Inc.;

•	the redemption or retirement of any of JDH’s common stock or other equity securities or common stock equivalents;

•	any amendment of JDH’s certificate of incorporation, bylaws or audit or Compensation Committee charters, with specified exceptions;

•	the adoption of any stock option or employee stock ownership plan or the issuance of any equity securities under any stock plan; and

•	the adoption of any new, or amendment of existing, employee benefit plans that would result in increases above specified levels in annual costs of benefits, with specified exceptions.

The Amended Stockholders’ Agreement also requires that agreements, contracts, arrangements or transactions relating to the compensation of the Company’s officers and directors be approved by the Compensation Committee of JDH’s board of directors. The Amended Stockholders’ Agreement requires that JDH’s board of directors’ review, consider and approve annual capital and operating budgets, and strategic plans prepared from time to time. The Amended Stockholders’ Agreement also requires that JDH’s board of directors approve the initiation of various material legal proceedings by or on behalf of the Company or JDH and any subsidiary.

Stockholder Indemnification. Under the Amended Stockholders’ Agreement, JDH will indemnify Unilever and its affiliates, officers, directors and employees against all costs arising out of any untrue statement or alleged untrue statement of a material fact contained in specified documents filed with the Securities and Exchange Commission or provided to prospective investors or the omission or alleged omission from those documents of a material fact required to be stated in the documents or necessary to make the statements in the documents, in the light of the circumstances under which they were made, not misleading, if, and only to the extent, that those costs arise from Unilever or its affiliate, officer, director or employee being determined to be a person who controls JDH within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934. This indemnification does not apply to any costs to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to JDH for inclusion in any document described above by Unilever or any of its affiliates (other than JDH), including any financial statements required to be delivered under the acquisition agreement.

Unilever will indemnify and hold JDH harmless from and against any and all costs arising out of any untrue statement or alleged untrue statement of a material fact contained in specified documents filed by JDH with the Securities and Exchange Commission or provided to prospective investors, or the omission or alleged omission from a document of a material fact required to be stated in that document or necessary to make the statements in that document, in the light of the circumstances under which they were made, not misleading, if and only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in that document in reliance upon and in conformity with written information furnished to JDH for inclusion in any document described above by Unilever or any of its affiliates (other than JDH), including any financial statements required to be delivered under the acquisition.

Term. The Amended Stockholders’ Agreement terminates, with respect to a stockholder, after its affiliates no longer own any shares of JDH, and with respect to Unilever (or its assignee), after Unilever (or its assignee) no longer beneficially owns any of the shares of JDH or, if issued, the promissory note of JDH in exchange for shares put by Unilever (or its assignee).